Exhibit 10.1

December 7, 2023

Michael Rhodes

    at the address on file with

    Discover Financial Services.

Re:	Terms of Employment – Chief Executive Officer

Dear Michael:

On behalf of the Board of Directors (the “Board”) of Discover Financial Services (“Discover”), we are pleased to confirm the terms of your joining Discover as Chief Executive Officer:

1.	Effective Date. Your employment will commence on March 6, 2024 or such earlier date as mutually agreed and permitted under your arrangements with your current employer (the “Effective Date”).

2.

Position. On the Effective Date, you will begin to serve as Chief Executive Officer of Discover and be appointed to the Board. In that capacity, you will report directly (and only) to the Board and have all of the customary authorities, duties and responsibilities that accompany these positions. All senior management of Discover shall report to or through you, other than certain limited positions that will report directly to the Board (or a committee) and that will report administratively to or through you. Your principal office will be located at Discover’s headquarters.

3.	Total Direct Compensation. Your initial annual target direct compensation will be $10,000,000, as follows:

A.	Base Salary. Your initial base salary will be at a rate of $1,000,000 per year.

B.	Short-term Incentive. Your initial annual short-term incentive award target will be 200% of your Base Salary (or $2,000,000).

Annual incentives are currently determined and paid in accordance with Discover’s Short-Term Incentive Program. For 2024, your annual incentive will be determined based on a combination of a company-wide score and an assessment of individual performance, resulting in a potential range from 0 to 174 percent of target, and will not be prorated for your service in 2024. The 2024 annual incentive shall be paid to you when paid to other senior executives of Discover generally, but in any event not later than March 15, 2025 and shall be paid in cash and not subject to deferral unless otherwise agreed upon by you and Discover.

C.	Long-term Incentive. Your initial annual long-term incentive award target will be $7,000,000, and which will not be prorated for your service in 2024.

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

Long-term incentives are currently granted under the Discover 2023 Omnibus Incentive Plan (the “LTI Plan”). For 2024, you will be granted an award in respect of your annual long-term incentive award target (determined in accordance with Discover’s customary practice) consisting of (1) no greater than 75% as Performance Share Units (“PSUs”) to be earned based on achievement of performance criteria for the three-year performance period covering January 2024 through December 2026 consistent with other senior management grantees and (2) the remainder as Restricted Stock Units (“RSUs”) to be earned based on continued employment through the three years following grant, with ratable yearly vesting of one-third per year. Your 2024 awards will be granted at the same time as those granted to other senior management grantees, but not later than March 31, 2024 (or, if the Effective Date has not then occurred, on the Effective Date). Your awards will be subject to the terms and conditions of the LTI Plan and the award agreements governing the grants as applicable to other senior management grantees.

4.	One-time Sign-on Arrangements. Discover will provide you with the following:

A.

Make-whole Equity Award. In consideration of equity compensation forgone at your current employer, on the Effective Date Discover shall grant you $7,100,000 of RSUs (determined in accordance with Discover’s customary practice), to be earned based on continued employment through December 31, 2026, with ratable yearly vesting of one third per year on December 31, 2024, 2025 and 2026. However, if your current employer permits any of your currently unvested performance share units to vest following the announcement of your departure, your make-whole equity award will be reduced by the value of such performance share units (using a price per current employer share of $61.50). Except to the extent provided in Section 4.D. of this letter agreement, your make-whole award will be subject to the terms and conditions of the LTI Plan and the award agreement governing the grant of off-cycle RSUs applicable to other senior management grantees generally.

B.

Make-whole Cash Award. In consideration of cash compensation forgone at your current employer, on the Effective Date, Discover shall pay you $1,500,000. However, if your current employer pays you any cash incentive compensation in respect of the 2023 fiscal year, your make-whole cash award will be reduced by the pre-tax amount of such payment.

C.	Transition Award. As a transition award, on the Effective Date, Discover shall pay you $750,000.

D.

Treatment of Sign-on Arrangements on Termination. If (and only if) Discover terminates your employment for Cause or you terminate your employment without Good Reason, in each case, before the first anniversary of the Effective Date, you will repay the pre-tax amounts of your make-whole cash award and transition award on termination, and no repayment obligation shall result from any other termination of employment. If Discover terminates your employment without Cause or you terminate your employment with Good Reason, any unvested portion of your make-whole equity award will continue to vest in accordance with its vesting schedule, and if your employment terminates due to your death or Disability, any unvested portion of your make-whole equity award will accelerate immediately, in each case subject to your timely signing and delivery of an agreement and release with respect to any and all claims in a form substantially similar to that attached as Exhibit A hereto (the “Release”). For the avoidance of doubt, if Discover terminates your employment for Cause or you terminate your employment without Good Reason, any unvested portion of your make-whole equity award will be forfeited.

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

For purposes of this letter agreement (including the award terms for your make-whole and transition awards), “Cause” and “Disability” have the meanings set forth in the Discover Change in Control Severance Policy (the “CiC Policy”) as in effect on the date hereof (and subject to the modifications below) and “Good Reason” means the occurrence (without your prior written consent) of any of the following: (1) a material reduction in any of your annual base salary, target short-term incentive opportunity or target annual long-term incentive opportunity; (2) a requirement that you relocate your principal place of employment more than 35 miles from the location as of the Effective Date or that results in an increase in your normal daily commuting time by more than 90 minutes; (3) a material adverse change in your authorities, duties or responsibilities or the assignment to you of any authorities, duties or responsibilities inconsistent with those assigned to you immediately before such assignment (including reporting responsibilities but other than failure to be elected to the Board if the Board has nominated you for election and undertaken good faith efforts in support of your election); (4) a material breach by Discover of this letter agreement or any other material written agreement with you; or (5) failure of any successor to Discover to agree in writing to assume the terms of this letter agreement; provided, that a termination for Good Reason shall not have occurred unless (a) you give written notice to Discover of your termination of employment within ninety days after you first become aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, and Discover has failed within thirty days after receipt of such notice to cure the circumstances constituting Good Reason, and (b) your “separation from service” (within the meaning of Section 409A) occurs no later than two years following the initial existence of the circumstances giving rise to Good Reason. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness, unless you are terminated for Disability. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

For purposes this letter agreement (including the award terms for your make-whole and transition awards), notwithstanding anything in the CiC Policy to the contrary, (i) poor performance, by itself, shall not form the basis for a termination of your employment for Cause, and (ii) any dispute as to the determination of Cause will be adjudicated by de novo (or similar) review.

E.

Discover has entered into this agreement upon reliance on its review of the agreement(s) between you and your current employer that have been provided to Discover (the “Provided Agreements”), which reflect that you do not have any non-competition agreement that would prevent you from accepting this offer of employment from Discover, and you have represented that you do not have any other agreement that would prevent you from accepting this position. Nevertheless, in the event that your current employer recovers any portion of any equity award previously paid, or causes the forfeiture of, or otherwise terminates any portion of any vested and outstanding vesting share unit awards, in each case, due to an alleged violation by you of the applicable noncompetition provision contained in the Provided Agreements by

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

virtue of your employment with Discover under this letter agreement, Discover will pay you in cash the aggregate amount so recovered, terminated or forfeited, up to an aggregate amount of $2 million (the “Applicable Amount”), which payment shall be made promptly (and in any event within 30 days) after the later of the time of recovery with respect to the Applicable Amount or the time the Applicable Amount was scheduled to be paid. Discover shall have, in its sole discretion, the right to assume control of any claims regarding such forfeiture, termination or recovery with counsel chosen by Discover, and Discover shall not be responsible for any settlement of any claim covered by this Section 4.E. without the prior written consent of Discover. In the event Discover pays you the Applicable Amount, Discover shall be subrogated to the extent of such payment to all of your related rights of recovery against your current employer and you shall repay Discover for any amounts paid to you in connection with such recovery. You shall cooperate in any such claims and execute all papers reasonably required to evidence such rights. If (and only if) Discover terminates your employment for Cause or you terminate your employment without Good Reason, in each case, before the second anniversary of the Effective Date, you will repay the Applicable Amount on termination. Further, you agree that while performing your responsibilities for Discover you will not breach any contractual obligations you may have to your current employer or any other entity, including but not limited to any confidentiality obligations, and expressly acknowledge that Discover will not indemnify you in connection with any breach thereof.

5.

Benefits. You will be entitled to benefits consistent with senior management of Discover, including medical, dental, vision, short- and long-term disability, life insurance, accidental death and dismemberment insurance, and participation in Discover’s 401(k) plan and paid time off policy, in each case in accordance with applicable Discover policies as in effect from time to time. You will also be eligible for reimbursement of reasonable business expenses in accordance with Discover’s Corporate Expense Policy. We appreciate your agreement to relocate to the Riverwoods, Illinois area in connection with joining Discover. You will be eligible for Discover’s standard executive relocation benefits, and, in light of your agreement to relocate, for 6 months following the Effective Date, Discover will provide you with temporary housing in the Riverwoods, Illinois area and reimbursement of 2 commercial flights per month to your home in Delaware. In addition, Discover will pay your expenses of advisors in connection with negotiating and documenting this letter agreement and the arrangements it contemplates, and expenses of tax preparation and filing, up to a maximum of $50,000.

6.

Termination Protection. Beginning on the Effective Date, you will participate in the Discover Welfare Benefits Plan, including the benefits regarding severance pay and pay in lieu of notice of termination (the “Severance Policy”), and the CiC Policy; provided that, if Discover terminates your employment without Cause or you terminate your employment with Good Reason, each as defined in this letter agreement and in each case before the second anniversary of the Effective Date in lieu of any cash severance under the Severance Policy or the CiC Policy (unless such severance amounts under the applicable policies are greater, in which case you shall receive such greater amounts), Discover shall pay to you cash severance equal to a multiple of the sum of your annual base salary and target short-term incentive opportunity (without taking into account any reductions which would constitute Good Reason or were made in the prior 12 months) as follows: (1) 2 times, if your termination occurs during the period contemplated by Section 5 of the CiC Policy and (2) 1.5 times, if your termination does not occur during such period. In addition, if you are entitled to any

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

such severance, Discover shall also provide you with a prorated target short-term incentive award calculated and paid in accordance with the CiC Policy and any unpaid annual incentive award earned with respect to the prior annual incentive year (the “Bonus Payments”). Any such severance and Bonus Payments will be subject to your timely signing and delivery of the Release and paid in accordance with the CiC Policy. Any other payments or benefits under the Severance Policy or CiC Policy shall be provided to you by Discover as applicable.

In no event shall you be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement, and such amounts shall not be reduced, whether or not you obtain other employment.

7.

Indemnification and Cooperation. During and after your employment, Discover will indemnify you in your capacity as an officer and a member of the Board (and advance expenses in connection therewith) to the fullest extent permitted by applicable law and Discover’s charter and by-laws and shall cover you under any directors’ and officers’ liability insurance policies applicable to senior management and/or Board members. You agree (whether during or after your employment) to reasonably cooperate with Discover in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to Discover and with respect to which you may have relevant knowledge. After your employment terminates, Discover shall pay or reimburse you for all reasonable expenses incurred in such cooperation, including travel reimbursement at the same levels as when you were chief executive officer and reasonable legal fees incurred if you in good faith believe independent legal counsel to be reasonably appropriate. You shall not be required to cooperate against your legal interests or the legal interests of any subsequent employer. The term “cooperation” does not mean that you must provide information that is favorable to Discover; it means only that you will provide information within your knowledge and possession upon Discover’s request.

8.

Tax Matters. Tax will be withheld by Discover as required under applicable tax requirements for any payments or deliveries under this letter agreement. This letter agreement is intended to comply with Section 409A of the Code and shall be interpreted by the parties in a manner to so comply to the extent practicable. If the parties agree in good faith that this letter agreement is not in compliance with Section 409A of the Code, the parties shall in good faith attempt to modify this letter agreement (and any related documents) to comply while endeavoring to maintain the intended economics hereunder. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement is subject to Section 409A of the Code, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A of the Code.

9.

Miscellaneous Representations. You confirm and represent to Discover, by signing this letter agreement, that: (1) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of Discover or that would adversely impact your ability to perform the expected services on behalf of Discover other than as previously disclosed in writing to Discover; (2)

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to Discover or any of its employees, agents or affiliates; and (3) you understand and accept all of the terms and conditions of this offer. You acknowledge that this offer is contingent upon your satisfactory completion and passing of our background screening process.

10.

No Guarantee of Employment or Target Direct Compensation. This letter agreement is not a guarantee of continued employment (your employment will be “at will”) or of target direct compensation for a fixed term.

11.

Governing law/Dispute Resolution: This letter agreement shall be governed by the internal laws of the state of Illinois, without regard to its conflict of laws rules and any disputes shall be adjudicated in the State or Federal courts located in Chicago, Illinois.

12.

No Waiver. Discover’s or your failure to insist upon strict compliance with any provision of this letter agreement or the failure to assert any right of you or Discover may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter agreement. In the event of your death or permanent disability, Discover shall provide your estate (or beneficiaries) with any payments due to you under this letter agreement.

13.	Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                *                 *

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

We look forward to your leadership.

Very truly yours,

Discover Financial Services

By:	/s/ Thomas G. Maheras
Thomas G. Maheras, Independent Board Chair

I agree with and accept the foregoing terms.

/s/ Michael Rhodes
Michael Rhodes

Discover Financial Services 2500 Lake Cook Road Riverwoods IL 60015

Exhibit A

AGREEMENT AND GENERAL RELEASE OF CLAIMS